Exhibit 99.3

Capital Availability

Assumes no property sales or additional cash flow

(as of May 3, 2011)

($ thousands)
	2011	2012	2013
Capital Sources:

Line commitments	$600,000	$—	$—
Outstanding line balance - 5/3/11	—	—	—
Line maturity - 2/11/12 (1)	—	—	—

Line Availability	600,000	554,147	339,939

Cash balance - 5/3/11 (2)	44,435	—	—
	—	—	—

Funding Availability before Capital Requirements

	644,435	554,147	339,939
Capital Requirements:
Financing requirements - maturing consolidated debt	(20,593)	(192,377)	(16,341)
Assumed equity requirement to refinance maturing JV mortgage debt	(15,316)	(5,392)	—
Costs to complete in-process developments and redevelopments (3)	(54,379)	(16,438)	(8,525)

Total Capital Requirements	(90,288)	(214,207)	(24,866)

Total Capital Availability	$554,147	$339,939	$315,073

(1)	Assumes $600 million refinance of 2/11/12 line maturity
(2)	Including our pro rata share of co-investment partnerships
(3)	Net of tenant reimbursements, but exclusive of out parcel proceeds